Rule 424(b)(3)
                                                             File No. 333-113393
                                                             File No. 333-113397
                                                             File No. 333-113396
                                                             File No. 333-104002
                                                             File No. 333-113398


                                                                     May 4, 2004


                       MORGAN STANLEY SPECTRUM SELECT L.P.
                    MORGAN STANLEY SPECTRUM TECHNICAL L.P.
                    MORGAN STANLEY SPECTRUM STRATEGIC L.P.
                 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
                    MORGAN STANLEY SPECTRUM CURRENCY L.P.

                Supplement to Prospectus dated April 28, 2004



      Spectrum Strategic terminated Allied Irish Capital Management Ltd. as a trading advisor, effective April 30, 2004. Allied Irish was managing approximately $37 million (approximately 25%) of the net assets of Spectrum Strategic.

      Until another trading advisor has been appointed, Spectrum Strategic will not be charged a brokerage or management fee on the assets previously allocated to Allied Irish until such assets are re-allocated to a new trading advisor. Spectrum Strategic will be credited during this period with interest income on such assets as if 100% of such assets were invested at a prevailing rate on U.S. Treasury bills, instead of 80% as currently provided for in the Prospectus. Demeter Management Corporation will continue to allocate the net proceeds of additional investments for, and redemptions from, Spectrum Strategic to Blenheim Capital Management, L.L.C. and Eclipse Capital Management, Inc. in accordance with the Prospectus.

      Limited partners of Spectrum Strategic are reminded that, subject to certain restrictions, they have the right to redeem their units on a monthly basis, and that limited partners owning more than %50 of the outstanding units of a partnership may vote to take certain actions with respect to its operations, as more fully set forth in Section 15 of the Amended and Restated Limited Partnership Agreement on pages A-20-21 of the Prospectus.